Exhibit 10.106


AGREEMENT

This Agreement made and executed on this    day of September 1993
by and between:

1. PNOC-ENERGY DEVELOPMENT CORPORATION, hereinafter referred to as PNOC-EDC, a wholly owned subsidiary of the Philippine National Oil Company, a corporation created and organised under Presidential Decree No. 334, as amended, with principal office address at Petron Building, 7901 Makati Avenue, Makati, Metro Manila, Philippines, herein represented by its President Mr. MONICO
V. JACOB, who is duly authorised to represent it in this Agreement.

2. MAGMA POWER COMPANY (MAGMA), hereinafter referred to as the Operator, a private corporation duly organised and existing under the laws of the State of Nevada with principal office at 4365 Executive Drive, Suite 900, San Diego, California, United States of America, represented herein by its Executive Vice President Mr. Jon
R. Peele who is duly authorised to represent it in this Agreement.

WITNESSETH THAT

WHEREAS, Republic Act 6957 dated July 9, 1990, (BOT Law) authorised government infrastructure agencies, including PNOC-EDC, to enter into contracts with private contractors for the financing, construction, operation and maintenance of infrastructure projects;

WHEREAS, NAPOCOR and PNOC-EDC have previously executed a Memorandum of Understanding for the Development of Geothermal Power Plant in PNOC-EDC Projects, including the geothermal resources of the Greater Tongonan area of Leyte, comprising the Upper and Lower Mahiao, Sambaloran, Malitbog and Mahanagdong sectors where PNOC-EDC holds an existing Geothermal Service Contract.

WHEREAS, NAPOCOR intends to proceed with the installation of electric power transmission links from Leyte to Cebu, Luzon and to other areas of the Philippines.

WHEREAS, NAPOCOR and PNOC-EDC intend to execute a Power Purchase
Agreement for the purchase by NAPOCOR of electric energy produced by PNOC-EDC from the geothermal resources of the Greater Tongonan area of Leyte;

WHEREAS, PNOC-EDC has invited several contractors to submit proposals for the design, construction, operation and maintenance of a geothermal power plant on a build-operate-transfer (BOT) basis for the Malitbog portion of the said Geothermal Service Contract
Area, which power plant will convert PNOC-EDC's geothermal energy into electricity for sale to NAPOCOR.

WHEREAS, the Operator either by itself or through an entity organised in the Republic of the Philippines to be formed by the Operator that will assume the Operator's obligations hereunder wishes to design, construct, own and operate geothermal electricity generating plants, utilising the geothermal resources of the Greater Tongonan area and with a Contracted Capacity of two hundred sixteen (216) MW net and wishes to deliver electricity exclusively on behalf of PNOC-EDC on such terms and conditions as are set forth herein; and

NOW, THEREFORE, for and in consideration of the foregoing presents and the mutual covenants hereinafter set forth, the Operator and PNOC-EDC have agreed as follows:


ARTICLE 1  DEFINITION OF TERMS

1.1  DEFINITIONS

When used in this Agreement, the terms below shall have the following meanings:

Agreement: This Energy Conversion Agreement including attachments, as may be amended from time to time.

Billing Period: The time interval from 10:00 AM on the twenty-fifth (25th) day of the current month to 10:00 AM on the twenty fifth (25th) day of the following month where the Operator shall read meters and accumulate data needed for the purpose of billing capacity and energy delivered to NAPOCOR on behalf of PNOC-EDC.

BOI: The Board of Investments of the Republic of the Philippines.

Buyout Date:  The meaning specified in Section 9.3

Capacity Payment:  The total capacity payments made pursuant to
Section 8.3.1.

Central Bank: The Central Monetary Authority of the Republic of the Philippines.

Commercial Operation Date: The dates on which each Generating Unit of the Power Plant is first capable of delivering Nominated
Capacity to NAPOCOR on behalf of PNOC-EDC as certified by the Parties pursuant to Section 5.4(d).

Construction Bond: The performance bond required to be posted by the Operator in accordance with Section 3.1.

Contracted Capacity: Between the Commercial Operation Date of the first Generating Unit and the Commercial Operation Date of the second Generating Unit seventy two (72) MW net and between the Commercial Operation Date of the second Generating Unit and the Commercial Operation Date of the third Generating Unit one hundred forty four (144) MW net and thereafter two hundred sixteen (216) MW net, including an agreed maximum amount of power expressed in kilowatts (kW) for supply to PNOC-EDC (points
MP5(a), (b) and (c) plus points MP4(a) and (b) as indicated in Figure C1 in Annex C).

Contract Capacity Price: The basic capacity purchase price per kilowatt (kW) per month for electric capacity nominated by the Operator consisting of the Contract Capacity Rate for Capital Costs
(CCR), the Contract Capacity Rate for Fixed Operating Costs (OCR), and the Service Fee Rate to reflect Return on Investments (SFR).

Cooperation Period: The period of ten (10) years of commercial operation, during which time the Operator shall deliver electric capacity and energy to NAPOCOR on behalf of PNOC-EDC, starting from the Commercial Operation Date of the third Generating Unit and continuing until the tenth (10th) anniversary of that Commercial Operation Date.

Effectivity Date: The date upon which all conditions precedent set forth in Article 25 have been either satisfied or waived in writing by the Party for whose benefit such conditions exist.

Elective Modifications: Modifications to the Operator's design of the Power Plant requested by PNOC-EDC that are not solely for the purpose of correcting design errors made by the Operator in its design of the Power Plant.

Emergency: A condition or situation which in NAPOCOR's sole judgment affects NAPOCOR's ability to maintain safe, adequate and continuous electrical service.

Energy Delivered: Kilowatt hours (kWh) generated by the Power Plant which are delivered to NAPOCOR on behalf of PNOC-EDC at the Point of Interconnection plus those delivered to PNOC-EDC for its own use (points MP5(a), (b) and (c) plus points MP4(a) and (b) as indicated in Figure C1 in Annex C).

Force Majeure:  An event specified in Section 14.1.

Forced Outage Hour: An hour during which the Operator failed to deliver power, for a continuous period of at least thirty (30) minutes, at a level of at least 95% of the amount of power not in excess of Nominated Capacity requested by PNOC-EDC where such failure is not due to a No Fault Outage.

Generating Unit: A signle turbine generator unit, together with its associated auxiliaries and ancillary plant required to enable it to generate electricity and to be connected to and operate in parallel with NAPOCOR's electricity transmission system.

Government: The national Government of the Republic of the Philippines.

Government Undertaking: The performance undertaking of the Government in the form attached hereto as Annex G pursuant to which the Government undertakes to perform all of PNOC-EDC's obligations hereunder to the extent that PNOC-EDC fails to do so.

Guaranteed Completion Date: The dates set forth in Section 4.1 for each Generating Unit opposite the terms "Guaranteed
Completion Date", as such dates may be extended pursuant to this Agreement.

Guaranteed Net Plant Steam Rate: The Net Plant Steam Rate guaranteed by the Operator, which, for any year during the Cooperation Period, is the amount set forth in Annex I corresponding to such year.

NAPOCOR:  The National Power Corporation.

NAPOCOR Electric System Integrity: Operation of NAPOCOR's electric system in a manner which minimizes risks of injury to persons and/or property and enables NAPOCOR to provide adequate and reliable electric service to its customers, all in accordance with generally internationally accepted utility practice.

Net Plant Steam Rate: The total steam flow into the Power Plant expressed in kilograms divided by (a) the electrical output at the Point of Interconnection plus (b) the total electric power delivered to PNOC-EDC, each expressed in kilowatts hours.

No Fault Outage: The inability of the Operator to deliver power to NAPOCOR due to (i) any condition caused by PNOC-EDC or NAPOCOR,
(ii) any faults in or failure of the steam supply to the Power Plant, (iii) any faults in or failure of the electrical system connecting the Power Plant to NAPOCOR's distribution system, (iv) Force Majeure, (v) a Scheduled Outage, or (vi) any other reason, provided that the number of hours under this clause (vi) that shall be considered a No Fault Outage shall not exceed five percent (5%) of the hours in the relevant Billing Period.

Nominated Capacity: The capacity or amount of power that the Operator guarantees in accordance with Section 6.13 to deliver to NAPOCOR on behalf of PNOC-EDC for a period of one year, including an agreed maximum amount of power expressed in kilowatts (kw) for supply to PNOC-EDC (points MP5(a), (b) and (c) plus points MP4(a) and (b) as indicated in Figure C1 in Annex C).

Operating Parameters: The operating parameters set forth in Annex B attached hereto.

Operating Representative: Individual(s) appointed by each Party and by NAPOCOR for the purpose of securing effective cooperation and interchange of information between the Parties and NAPOCOR in connection with administration and technical matters related to this Agreement ad the Power Purchase Agreement.

Operator Philippines: A Philippine corporation or partnership to be formed and wholly owned or controlled by the Operator.

Parties: The contracting personalities in this Agreement, referring to the Operator and PNOC-EDC.

Point of Interconnection: The point at the interconnection facilities where the transfer and metering of electrical energy between PNOC-EDC, NAPOCOR and the Operator takes place, which point shall be the Power Plant's transformer high side terminals.

Political FM:  An event specified in Section 14.1(b).

Power Plant: The Operator's generating equipment including all of the step-up transformers and switching facilities, together with all protective and other associated equipment and improvements, necessary to produce electrical energy at the Point of Interconnection excluding associated land, land rights and interests in land, which equipment shall include three Generating Units of approximately seventy seven (77) MW gross capacity each, generally conforming to the technical specifications set forth in the Operator's Bid Documents "A" submitted as part of its bids for Build, Operate and Transfer (BOT) Geothermal Power Plant for PNOC-EDC dated February 15, 1993 and April 16, 1993 as it relates to the Site, with such reasonably equivalent substitutions as the Operator deems necessary.

Power Purchase Agreement: The contractual agreement to be entered into between NAPOCOR and PNOC-EDC for the sale by PNOC-EDC of electric capacity and energy from the Power Plant to NAPOCOR.

Prime: The rate per annum, as of any day, which is the average of the prime or equivalent rates of Citibank, N.A., Bank of America, NT&SA, and Bankers Trust Company, New York as publicly announced from time to time, in force on such day, and a change in any such rate shall be effective on and from the day on which such change is announced or is announced to be effective.

Protective Apparatus: The equipment and apparatus installed by the Operator and/or NAPOCOR pursuant to Section 6.8 hereof.

Scheduled Outage: A planned interruption of the Power Plant's generating capability that has been scheduled with PNOC-EDC in accordance with Sections 6.14 and 6.15 and is for maintenance, testing, inspection, repair, overhauls, replacement, improvement or similar activity.

Site: The land located at Malitbog to be provided by PNOC-EDC for the construction and operation (and purposes incidental thereto) of the Power Plant as more particularly described in Annex A.

Steam Specifications: The specifications of the steam to be supplied by PNOC-EDC to the Operator as more fully described in the Interface Data included in Annex C attached hereto.

T-Bill Rate: The rate per annum, on any day, at which Philippine Treasury Bill bills (with terms of thirty (30) days or if no such bill with a term of thirty (30) days is issued such bill which is issued having the term nearest to thirty (30) days) were issued by the Government on the Friday immediately preceding such day, or, if no such bills were issued on such Friday then the day immediately preceding such Friday on which such bills were issued.

Termination Date: The date upon which this Agreement is terminated pursuant to Article 15.

Transfer Date:  The day following the end of the Cooperation
Period.

Transmission Line:  The meaning specified in Section 4.2.



1.2  INTERPRETATION

In this Agreement:

(a) any reference to an "Article", "Section", "Annex" or "Clause" is a reference to an article or section hereof or an annex hereto or a clause or section in an annex hereto;

(b) the headings and sub-headings appear as a matter of convenience and shall not affect the construction of this Agreement;

(c) the singular includes the plural and vice versa, and words importing any gender include the other genders;

(d) a reference to a person includes a reference to a body corporate and to an unincorporated body of persons;

(e) references to any Party include the successors and any permitted assigns of that Party;


1.3  ABBREVIATIONS

In this Agreement:

(a) "$" and "dollar(s)" and "cents" denote lawful currency of the United States of America;

(b) "Ps" and "peso(s)" denote lawful currency of the Republic of the Philippines;

(c)  "MW" denotes a megawatt;

(d)  "MWh" denotes a megawatt hour;

(e)  "kW" denotes a kilowatt;

(f)  "kWh" denotes a kilowatt hour;

(g)  "kV"  denotes kilovolt;

(h)  "DC" denotes direct current; and

(i)  "AC" denotes alternating current.


ARTICLE 2  PROJECT

2.1  POWER FACILITY

The Operator shall be responsible for the finance, design, supply, construction, testing and operation of a proposed approximately two hundred thirty one (231) MW gross geothermal
Power Plant, comprising three (3) Generating Units of approximately seventy seven (77) MW gross each, to be installed on the Site, whose net generation shall be delivered to NAPOCOR on behalf of PNOC-EDC during the Cooperation Period.

2.2  ENERGY CONVERSION

PNOC-EDC shall supply and deliver all steam, in conformity to the Steam Specifications and at no cost to the Operator, required by the Operator necessary for the Power Plant to generate the electric capacity and energy required by NAPOCOR up to the Nominated Capacity, and the Operator, on behalf of PNOC-EDC shall deliver all electric capacity and energy generated by the Power Plant less that required for auxiliary purposes by the Operator to NAPOCOR up to the Nominated Capacity, less that required by PNOC-EDC for its own uses in accordance with this Agreement. PNOC-EDC shall pay to the Operator conversion fees as provided in Section
5.4 and Article 8.

2.3  OWNERSHIP

(a) From the Effectivity Date until the Termination Date, the Buyout Date or the Transfer Date, whichever comes earlier, the Operator shall own the Power Plant and all the fixtures, fittings, machinery and equipment on the Site and used in connection with the Power Plant which have been supplied by it or at its cost, and the Operator shall operate and manage the Power Plant for the purpose of converting the steam of PNOC-EDC delivered in accordance with this Agreement into electric capacity and energy.

(b) On the Buyout Date, the Transfer Date or the Termination Date, whichever comes earlier, ownership, management and operation of the Power Plant shall be transferred by the Operator to PNOC-EDC in accordance with Article 9, 13 or 15, as applicable.

(c) Ownership of the Site shall remain with PNOC-EDC at all times during the term of this Agreement.

2.4  COMMENCEMENT AND PROSECUTION OF THE PROJECT

The Operator shall develop and construct the Power Plant, with such resources, construction equipment and temporary facilities as, in the judgment of the Operator, are sufficient to complete each Generating Unit of the Power Plant on or before the corresponding Guaranteed Completion Date. The capacity of the construction equipment and temporary facilities, sequence of operations, method of operations, and resources employed shall be such, in the judgment of the Operator, as to insure that the Commercial Operation Date of each Generating Unit occur on or before the relevant Guaranteed Completion Date.


ARTICLE 3  GENERAL RESPONSIBILITIES OF THE OPERATOR

3.1  CONSTRUCTION BOND

(a) To guarantee the faithful performance by the Operator of its obligation to completely construct the Power Plant in accordance with the terms and conditions of this Agreement, on the Effectivity Date the Operator shall post the Construction Bond in a form acceptable to PNOC-EDC in a sum equivalent to One Hundred Dollars (US$100) per kilowatt (kW) of total Contracted Capacity for three Generating Units or its equivalent in Philippine Pesos or other currencies.

(b) The Construction Bond may be in the form of cash, irrevocable standby letter of credit issued in a form and by a bank acceptable to PNOC-EDC, provided that if the letter of credit is issued by a foreign bank, it must be confirmed by a reputable local bank or offshore banking unit, a bank draft guarantee authenticated by a local bank (in case Operator is foreign-owned and bonded by a foreign bank) acceptable to PNOC-EDC, or a combination thereof. If the Construction Bond is in the form of a bank guarantee, the issuing bank shall be an accredited local bank acceptable to PNOC-EDC. The issuing bank shall be required to submit itself to the jurisdiction of Philippine courts.

(c) The Construction Bond shall be valid and in effect until the date that is six (6) months following the Guaranteed Completion Date of the third Generating Unit. On the Commercial Operation Date of the third Generating Unit, to the extent not previously drawn in accordance with Section 4.10, PNOC-EDC shall return the Construction Bond to the Operator.

(d) If any surety company furnishing a bond hereunder becomes unacceptable to PNOC-EDC due to a material decrease in the net worth of such surety, or if any such surety company fails to furnish reports as to its financial condition from time to time as requested by PNOC-EDC, the Operator shall promptly furnish replacement security in the amount set forth in Section 3.1(a) and for the duration set forth in Section 3.1(c).

3.2  RESPONSIBILITY FOR DAMAGE AND LOSSES

(a) The Operator shall be responsible for and shall promptly repair all damage to property belonging to PNOC-EDC, NAPOCOR, private parties or the Government caused by the Operator, its employees, agents, representatives, contractors and subcontractors.

(b) Except as set forth herein, any and all losses and damages to the Power Plant, due to any cause or causes, whatsoever, during the prosecution of the Agreement shall not relieve the Operator from any of its obligations under this Agreement.

(c) Unless specifically provided for in this Agreement, PNOC-EDC shall not be responsible for any damage due to any increased difficulty in the performance of the obligations under this Agreement on account of any hindrance or delay due to any cause whatsoever in the progress of the development, construction, operation or maintenance of the Power Plant. Except as otherwise set forth herein, no adjustment in the prices as set forth in
Article 8 shall be made on account of any such damage, increased difficulty, hindrance or delay, but said hindrance or delay may entitle the Operator to an extension of time for completing the construction of the Power Plant as herein provided.

3.3  ENVIRONMENT

(a) The Operator shall keep the Site in a sanitary condition and in compliance with the environmental requirements and mitigation measures specified in the Environmental Compliance Certificate issued in respect of the Power Plant and in accordance with the laws of the Philippines.

(b) If it is necessary, in the development, construction, operation or maintenance of the Power Plant, to interrupt or obstruct the natural flow of rivers or streams, the drainage of the surface, or the flow of artificial drains, the Operator shall use due diligence to prevent damage to either public or private properties. The Operator shall be liable for all damages caused by such interruption or obstruction that may occur except to the extent that such damages arise from the negligence or willful misconduct of PNOC-EDC.

(c) The Operator shall assume responsibility for any costs and liabilities arising from any adverse environmental damage or health impacts that are caused by operation of the Power Plant.

3.4  ORGANISATION

(a) The Operator shall maintain at the Site an efficient and capable organisation with an adequate capacity and amount of construction, operating and maintenance equipment and facilities to satisfactorily develop, construct, operate or maintain the Power Plant in a safe, efficient, environmentally sound and professional manner.

(b) The Operator shall assign to the Site English speaking foreign personnel. Any interpreters required shall be provided by the Operator at its expense.

(c) The Operator shall employ an engineer(s) appropriately licensed to practice in the Philippines who shall participate in the supervision of the development, construction, operation or maintenance of the Power Plant.

ARTICLE 4  CONSTRUCTION OF THE POWER PLANT

4.1  MILESTONE DATES

(a) The Operator shall in good faith use all reasonable efforts to construct the Power Plant in accordance with the following schedule:

Activity
   Date

Start of Commissioning for the first Generating Unit
25 March 1996

Start of Commissioning for the second and third Generating Unit 25
March 1997

Guaranteed Completion Date for the first Generating Unit
25 July 1996

Guaranteed Completion Date for the second and third Generating Unit
25 July 1997

The Operator shall diligently commence and prosecute until completion of the construction of the Power Plant. The Operator shall cause the Commercial Operation Date of each Generating Unit to occur on or prior to the relevant Guaranteed Completion Date. If the Commercial Operation Date of any Generating Unit does not occur on or before the relevant Guaranteed Completion Date, the Operator shall be subject to the penalty provisions set forth in
Section 4.10.

(b) Each of the dates set forth in Section 4.1(a) shall be extended by the duration of any event of Force Majeure or any breach by PNOC-EDC of any of its obligations under this Agreement.

4.2  TRANSMISSION LINE AND INTERCONNECTION

(a) PNOC-EDC shall use good faith efforts to ensure that, on or before each of the dates specified in Section 4.1(a) for the Start of Commissioning of each Generating Unit, a 230 kV transmission line, including all interconnection facilities up to and including the Point of Interconnection on the side of the transmission line (collectively, the "Transmission Line"), is installed and is capable of being connected to the Power Plant and receiving all power generated by those Generating Units of the Power Plant which are about to be commissioned, plus any Generating Units already in operation.

(b) The Operator shall construct and maintain all interconnection facilities on the Power Plant's side of the Point of Interconnection.

4.3  SITE PROVISION

(a) PNOC-EDC shall make the Site available exclusively to the Operator for the purpose of building and operating the Power Plant (and all purposes incidental thereto), free and clear of liens and encumbrances that could interfere with the Operator's construction or operation of the Power Plant and at no cost to the Operator, for the period from the Effectivity Date until the Buyout Date, the Termination Date or the Transfer Date, whichever shall come first. PNOC-EDC hereby represents and warrants to the Operator that PNOC-EDC knows of no reason why the site may not be suitable for the construction and operation of the Power Plant (and all purposes incidental thereto).

(b) The Operator shall not obstruct any existing road or drainage or disturb existing structures and facilities on the land so furnished for construction purposes unless and until given written permission by appropriate authorities.

(c) PNOC-EDC shall make available to the Operator, free and clear of liens and encumbrances that could interfere with the Operator's construction or operation of the Power Plant (or any other purpose incidental thereto) and at no cost to the Operator, all other lands, easements, and rights-of-way including rights-of-way for the purpose of performing diligence and developing, constructing, operating or maintaining the Power Plant or such other purposes which the Parties agree are necessary in the implementation of this Agreement for the period from the Effectivity Date until the Buyout Date, the Termination Date or the Transfer Date, whichever shall come first.

4.4  INGRESS AND EGRESS RIGHTS OF OPERATOR

PNOC-EDC shall ensure that all necessary access to and from the Site is made available to the Operator, its employees, contractors, sub-contractors and advisers, at no cost to the Operator, for the period from the date of this Agreement until the Buyout Date, the Termination Date or the Transfer Date, whichever shall come first.

4.5  EQUIPMENT IMPORTATION

(a) The Operator shall be responsible for the importation and transportation to the Site of all equipment for development, and construction of the Power Plant. It is the responsibility of the Operator to secure from the Government, its agencies and instrumentalities, the necessary permits, licenses, and other documents for the importation of the Operator-owned construction or maintenance equipment that it may decide to bring into the country for use in connection with this Agreement. PNOC-EDC shall use its best efforts in assisting the Operator with obtaining all such licenses.

(b) PNOC-EDC shall use its best efforts to cause the Government to grant the Operator and its contractors and subcontractors exceptions from all custom duties or other importation or exportation tax in respect of all items of plant, machinery and ancillary items, including consumables and spare parts, required for the construction, operation, maintenance and repair of the Power Plant.

4.6  PERMITS

The Operator, at its sole cost up to $500,000 for the initial issuance of such authorisations, licenses and permits, shall be responsible for procuring all requisite Government authorizations, licenses and permits for the construction and initial operation of the Power Plant, excepting the Environmental Compliance Certificate, Authority to Construct and Permit to Operate, which shall be obtained by and at the cost of PNOC-EDC. In the event that the cost of procuring such authorisations, licenses and permits exceeds $500,000, the Contract Capacity Price shall be increased to maintain the Operator's economic return on its investment as if no such costs in excess of $500,000 were incurred.

4.7  DRAWINGS, DOCUMENTS, DATA & INSTRUCTIONS

The Operator shall comply with the following on matters of drawings and other documentary information, and PNOC-EDC rights thereto:

4.7.1  SUBMISSION OF DRAWINGS AND DATA

The Operator shall submit to PNOC-EDC copies of all drawings, plans, calculations, operating and maintenance instructions and, in general, copies of all material documents related to the Power Plant for reference and information. Within thirty (30) working days following receipt thereof, PNOC-EDC shall describe to the Operator in writing any flaws perceived by PNOC-EDC in the designs. Failure by PNOC-EDC to describe any flaws in such designs within such thirty (30) day period shall be deemed PNOC-EDC's waiver of its right to describe such flaws.

The Operator shall also advise PNOC-EDC of the names of potential suppliers of material components or material services who have been
shortlisted by the Operator.   Within thirty (30) working days
following receipt of such advice, PNOC-EDC shall advise the Operator of any such potential suppliers to which PNOC-EDC objects, together with the reasons for objection and may request the Operator to exclude such suppliers from the shortlist. The Operator shall comply with such requests by PNOC-EDC as it shall deem reasonable.

4.7.2  MODIFICATION RIGHTS

During the same thirty (30) working day period following the receipt of the documents or list of such suppliers under Section 4.7.1, PNOC-EDC shall have the right to require modifications to the design as it deems necessary for proper and safe operation of the Power Plant as it affects the operation of the PNOC-EDC geothermal fluid collection and disposal system and the NAPOCOR power system. In the event PNOC-EDC requests any Elective Modifications, the Parties shall negotiate in good faith (i) to adjust the Contract Capacity Price to maintain the Operator's economic return on its investment as if no such Elective Modifications were performed and (ii) adjust the dates set forth in
Section 4.1 to reflect any delays in designing such Elective Modifications and any additional time required to make such Elective Modifications if such Elective Modifications would likely impair the Operator's ability to perform its obligations hereunder. In the event the Parties are unable to reach agreement on such adjustments within sixty (60) days following PNOC-EDC's request, PNOC-EDC may withdraw such request.
Thereafter, if such request is not withdrawn, either Party may terminate this Agreement by giving written notice of termination to the other Party; provided, however, that if the Operator gives such a written notice of termination to PNOC-EDC, PNOC-EDC shall have five (5) working days following delivery of such notice of termination to again withdraw its request. If such request is withdrawn by PNOC-EDC such written notice of termination will be of no effect. Upon such termination, the provisions of Article 9 shall apply.

4.7.3  FUTURE MODIFICATION

Except as set forth in Section 4.7.2, neither Party shall have the right to make or require any changes in the design of the Power
Plant without the prior written consent of the other Party.

4.7.4  CONSTRUCTION SCHEDULE

The Operator shall submit to PNOC-EDC a detailed construction schedule of the Power Plant within three (3) months following the Effectivity Date. This schedule shall contain, in particular, dates for the submission of all drawings, documents and data, acceptance thereof, witnessing of tests and the overall procurement schedule. PNOC-EDC shall have the right to review and approve, which approval shall not be unreasonably withheld, the construction schedule of the Power Plant. Failure to disapprove such schedule within thirty (30) days following receipt of the same shall be deemed PNOC-EDC's approval of the same.

4.7.5  MONITORING RIGHTS

PNOC-EDC shall be entitled at its own cost to monitor the progress and quality of the construction and installation work.
For this purpose, the Operator shall:

(a) submit to PNOC-EDC a monthly progress report in such detail and format as may be reasonably requested by PNOC-EDC;

(b) ensure that PNOC-EDC and any experts appointed by PNOC-EDC in connection with the Power Plant are afforded reasonable access to the Site at times to be agreed with PNOC-EDC provided that such access does not materially interfere with the development, construction, operation or maintenance of the Power Plant or expose any person on the Site to any danger; and

(c) make available for inspection at the Site copies of all plans and designs.

4.7.6  DRAWINGS AND DOCUMENTS TO BE PROVIDED

The Operator shall furnish PNOC-EDC drawings and technical details that are prepared by or on behalf of the Operator such as, but not limited to, the following:

(a) arrangement plans for the general layout of machinery and equipment;

(b) general and detailed drawings and specifications for electro-mechanical works;

(c) general and detailed drawings and specifications for civil and architectural works;

(d)  test procedures;

(e)  correction curves for turbine efficiency and output; and

(f)  operation and maintenance manuals

in accordance with the construction schedule as submitted and approved in accordance with Section 4.7.4.

Within six (6) months following the Commercial Operation Date of the third Generating Unit, the Operator shall supply PNOC-EDC with three (3) copies of all "as built" plans, drawings, design calculations and quality assurance records, one of which copies shall be reproducible.

4.8  DISCLAIMER

The following disclaimer shall be recognized in this Agreement:

(a) Any engineering review by PNOC-EDC of the Power Plant is solely for its information. By making such review, PNOC-EDC makes no representation as to the engineering soundness of the Power
Plant.

(b) The Operator shall in no way represent to any third party the engineering soundness of the Power Plant as a result of the review made by PNOC-EDC.

(c) The Operator is solely responsible for the economic and technical feasibility, operational capability and reliability of the Power Plant.

(d) PNOC-EDC shall not be liable to the Operator for, and the Operator shall defend, hold harmless, and indemnify PNOC-EDC from, any claim, cost, loss, damage, or liability arising from any contrary representation made by the Operator concerning the effect of PNOC-EDC's engineering review of the Power Plant.

4.9  RESPONSIBILITY FOR UTILITIES

The Operator and PNOC-EDC shall be each responsible for the provision of needed utilities, such as electric service, water, communications and the like, necessary during the construction and operation of the Power Plant according to the requirements of Annex B2.3 and Annex B3 respectively.

4.10  PENALTY DUE TO DELAYS

(a) In the event the Commercial Operation Date of any individual Generating Unit does not occur on or before the relevant
Guaranteed Completion Date (as the same may be extended pursuant to Section 4.1(b), 4.7.2 or 9.1 or by mutual agreement), the Operator shall pay PNOC-EDC an amount as defined in Annex E. If the Operator fails to pay such amount within five (5) days after due, PNOC-EDC shall have the right to draw on the Construction Bond to the extent of the amount defined in Annex E.

(b) In the event that the Commercial Operation Date of any Generating Unit does not occur within ninety (90) calendar days following the Guaranteed Completion Date for that Generating Unit (as the same may be extended pursuant to Section 4.1(b), 4.7.2 or 9.1 or by mutual agreement) then Section 15.4.1 shall apply.

4.11  LIGHTS AND BARRIERS

During construction, the Operator shall put up and maintain at the Site such danger lights and barriers as the Operator deems reasonably necessary to prevent all accidents in consequence of the development or construction of the Power Plant. If work is done at night, the Operator shall maintain from sunset to sunrise such adequate lighting on or about the Site and on the work area as the Operator deems necessary for the safety of the construction forces and for the proper observance and inspection of the construction and erection activities.


ARTICLE 5  TESTING OF THE FACILITY

5.1  TESTING PROCEDURES

The procedures for the testing of the Power Plant set forth in Annex F shall be followed by the Operator.

5.2  TEST SCHEDULES

The Operator and PNOC-EDC shall agree on test schedules and schedules of steam requirements for the tests for the Power Plant. The schedules shall take into consideration the operational requirements of PNOC-EDC and NAPOCOR.

5.3  NOTICE OF TESTS

The Operator shall Notify PNOC-EDC at least fifteen (15) calendar days prior to carrying out any tests on the Power Plant and prior to:

(a) the initial parallel operation of each of the Operator's generating units; and

(b)  all testing of the Protective Apparatus.

5.4  TESTS BEFORE COMPLETION

(a) PNOC-EDC reserves the right to witness all test, including equipment testing at the Operator's or other sub-contractor's or equipment supplier's premises during the course of this Agreement. NAPOCOR shall have the right to have a representative present at all tests of the Protective Apparatus.

(b) The representatives of PNOC-EDC shall have the right to be present during any test activity done by the Operator on the Power Plant. Tests conducted without the presence of PNOC-EDC's representatives shall not be valid for the purposes of this Agreement; provided that if the Operator has complied with the notice provisions of Section 5.3 and PNOC-EDC fails to be available for such tests at the scheduled time, the Operator may conduct such tests and such tests shall be valid for the purpose of this Agreement and the Operator shall have the right to issue the certificates required by Section 5.4(c).

(c) Upon completion of any tests, the Operator and PNOC-EDC shall jointly issue a certificate that testing has been done on the Power Plant and that agreed testing procedures shown in Annex F had been followed.

(d) The Operator shall use best efforts to demonstrate the Power Plant's ability to provide to NAPOCOR on behalf of PNOC-EDC the Contracted Capacity. If, pursuant to the tests performed pursuant to Article 5, any Generating Unit of the Power Plant is unable to demonstrate a capacity equal to one third of the total Contracted Capacity, then the Operator shall perform the tests required by this Article 5 at such other capacity as the Operator elects. Upon completion of such tests, the Parties shall certify the Commercial Operation Date for the relevant Generating Unit.

(e) No later than seven (7) calendar days after the Commercial Operation Dates of the first and third Generating Units, the Operator shall notify PNOC-EDC of the Nominated Capacity of the Power Plant for the first and second year respectively of operation.

(f) All costs, excluding steam, incurred during the testing of the Power Plant shall be borne by the Operator.

(g) Energy generated during testing shall be delivered to NAPOCOR on behalf of PNOC-EDC and paid for by PNOC-EDC at fifty percent (50%) of the rate actually paid by NAPOCOR to PNOC-EDC.
The Operator shall bill PNOC-EDC for such energy in accordance with
Section 8.4.

(h) Notwithstanding anything to the contrary in Section 4.2, in the event that, from and after the date set forth in Section 4.1 for the start of commissioning of a Generating Unit, that Generating Unit of the Power Plant is capable of being tested, but performance tests required under Section 5.4(d) cannot be performed because either steam is not available to the Power Plant in such quantities as is required hereunder and/or the Transmission Line is not completed and available to transport all energy produced by the Power Plant then,

(i) in the event that steam is not available, but the Generating Unit is capable of being tested, the Commercial Operation Date for that Generating Unit shall be deemed to be the date after the performance test required under Section 5.4(d) would have been completed in accordance with the schedules in Section 5.2 if commenced on the date the Generating Unit was capable of being tested; or

(ii) in the event that the Transmission Line is not completed and available to transport all the energy produced by the Generating Unit, the Commercial Operation Date for that
Generating Unit shall be deemed to be the Guaranteed Completion
Date for such Generating Unit.

From the Commercial Operation Date as so deemed until such time as steam and the Transmission Line is available to permit testing, the Operator shall be entitled to receive the Capacity Payments set forth in Section 8.3.1 based on the Contracted Capacity of such affected Generating Unit for each Generating Unit so affected. At such time as the steam and/or the Transmission Line is so available to permit testing, the Operator shall perform the performance tests required under Section 5.4(d) and advise PNOC-EDC of the Nominated Capacity of the Generating Unit and thereafter shall receive Capacity Payments based on the Nominated Capacity.

5.5  TESTS DURING COOPERATION PERIOD

The net plant capacity and the Net Plant Steam Rate shall be tested every year in the presence of PNOC-EDC personnel following agreed procedures. This test shall be performed at the Operator's election within six (6) months after completion of the annual maintenance on each individual generating unit of the Power Plant and shall form the basis for determining the Nominated Capacity for the following year under Section 6.13.


ARTICLE 6  OPERATION OF THE FACILITY

6.1  COMMERCIAL OPERATION DATE

On the Commercial Operation Date of each Generating Unit, the Operator shall commence the delivery of electric capacity and energy to NAPOCOR on behalf of PNOC-EDC and shall be paid for such delivery in accordance with the provisions of Section 8.3. All other related provisions on the operation of the Power Plant and the tariffs, discounts, bonuses, and penalties on the regular sale of electric capacity and energy shall also take effect on this date.

6.2  POWER RATES FOR INITIAL DELIVERY

In the event that the Commercial Operation Date of any Generating Unit falls on a date other than the first day of a Billing
Period, PNOC-EDC shall pay the contract Capacity Price for that Generating Unit to the Operator on a prorated basis based on the number of days elapsed from the Commercial Operation Date for that Generating Unit to the first day of the immediately succeeding Billing Period.

6.3  DEDICATION OF FACILITY

The Operator shall operate and dedicate all energy and capacity of the Power Plant (net of Operator's and PNOC-EDC's usage allowed hereunder) to NAPOCOR.

6.4  OPERATING PARAMETERS

The Operator shall operate the Power Plant following the Operating Parameters.

6.5  DISPATCH PROCEDURE

The Operator shall control and operate the Power Plant consistent with NAPOCOR's dispatch requirements. Notwithstanding the foregoing, it is the intent of the Parties that the Power Plant be designed, constructed and operated as a base load plant.

6.6  ENGINEERING STANDARDS

The Power Plant shall be designed, operated and maintained by the Operator in accordance with prudent industry standards and good engineering practices.

6.7  ENVIRONMENTAL STANDARDS

The Power Plant shall be designed, constructed, operated and maintained by the Operator in accordance with prudent industry standards and good engineering practices.

6.8  PROTECTIVE DEVICES

The Operator shall install such apparatus (the "Protective Apparatus") as the Operator deems necessary, generally in accordance with NAPOCOR's general specifications for such equipment and as approved by PNOC-EDC and NAPOCOR, to ensure the NAPOCOR Electrical System Integrity. The Power Plant shall be operated by the Operator with all of the Protective Apparatus in service whenever it is connected to or is operated in parallel with the NAPOCOR electric system.

6.9  INTEGRITY LOSS

If, at any time, NAPOCOR reasonably doubts the integrity of any of the Operator's Protective Apparatus and reasonably suspects that such loss of integrity would be hazardous to the NAPOCOR Electric system Integrity, the Operator shall demonstrate, to NAPOCOR's and PNOC-EDC's reasonable satisfaction, the correct calibration and operation of the equipment in question. If not so reasonably satisfied, NAPOCOR shall have the right to disconnect the Operator and refuse to receive energy delivered by the Power Plant and, for the duration of such disconnection, the Power Plant shall be deemed to have suffered a Forced Outage for billing purposes.

6.10  SETTINGS OF PROTECTIVE DEVICES

All settings of all Protective Apparatus shall be subject to the reasonable approval of NAPOCOR. Tests and calibration of this Protective Apparatus shall be at the expense of the Operator.

6.11  SERVICE COMMITMENT

At NAPOCOR's request, the Operator shall make all reasonable efforts on behalf of PNOC-EDC to deliver energy during periods of Emergency.

6.12  MAINTENANCE DURING EMERGENCY

In the event that the Operator's Scheduled Maintenance coincides with an Emergency, the Operator shall make all reasonable efforts to reschedule such Scheduled Maintenance.

6.13  ANNUAL CAPACITY NOMINATION

(a) The Nominated Capacity of the Power Plant shall be specified by the Operator for each year of the Cooperation Period no later than thirty (30) calendar days prior to the anniversary of the Commercial Operation Date of the first Generating Unit. To assist the Operator in specifying this figure, but without any binding effect on the Operator's Nominated Capacity for such year, each year PNOC-EDC shall advise the Operator no later than thirty-five
(35) calendar days prior to the anniversary of the Commercial Operation Date of the first Generating Unit of the maximum amount of capacity expressed in kilowatts (kW) which PNOC-EDC shall require to be available for the following year.

(b) If, for a particular year, the Operator fails to specify a Nominated Capacity, then the lower of the Contracted Capacity, the last Nominated Capacity or the last capacity demonstrated in testing in accordance with Section 5.5 shall be the Nominated Capacity for that particular year.

6.14  MAINTENANCE SCHEDULE

The Operator shall submit a written maintenance schedule of the Power Plant no later than one hundred (100) calendar days prior to the start of each calendar year following the Commercial Operation Date of the first Generating Unit setting forth the Operator's proposed Scheduled Maintenance for such year. The Power Plant shall not be scheduled for Scheduled Maintenance for more than forty-five (45) days per year.

6.15  APPROVAL OF MAINTENANCE SCHEDULE

PNOC-EDC shall notify the Operator, within forty-five (45) calendar days after receipt of each maintenance schedule from the Operator, whether the requested maintenance schedule is acceptable. If not acceptable, the Parties shall negotiate a mutually agreeable maintenance schedule.

6.16  APPROVAL OF OVERHAULS

The Operator shall not schedule major overhauls without the prior approval of PNOC-EDC which approval shall not be unreasonably withheld or delayed.

6.17  COMPLIANCE WITH APPROVED MAINTENANCE SCHEDULE

The Operator shall perform Scheduled Maintenance on the Power Plant during the periods set forth in the maintenance schedule approved pursuant to Section 6.15, unless such other times are approved by PNOC-EDC, which approval shall not be unreasonably withheld.

6.18  UNSCHEDULED OUTAGE

The Operator shall immediately notify PNOC-EDC, and NAPOCOR on behalf of PNOC-EDC, of any Forced Outage and the estimated duration of such Forced Outage.

6.19  DAILY OPERATING REPORT

For record purposes, the Operator shall keep PNOC-EDC and NAPOCOR's power management centre regularly informed as to the daily results of operation and generation capability of the Power
Plant, including, without limitation, any Forced Outage.

6.20  OPERATING RECORDS

The Operator shall maintain an operating log for each generating unit of the Power Plant with records of:

(a)  real and reactive power production,

(b)  changes in operating status,

(c)  outages,

(d)  Protective Apparatus operations, and

(e)  any unusual conditions found during inspections.

Changes in the setting of Protective Apparatus shall also be logged. In addition, the Operator shall maintain customary records applicable to the Power Plant, including maintenance and overhaul records, the electrical characteristics of the generator and settings or adjustments of the generator control equipment and Protective Apparatus. At the end of the Cooperation Period, such records shall be turned over to PNOC-EDC at no cost.

6.21  PNOC-EDC ACCESS TO THE POWER PLANT

Upon reasonable notice, PNOC-EDC shall have full rights of access at all times to the Power Plant for the purpose of monitoring the Operator's operation and maintenance of the Power Plant, subject only to any reasonable restrictions that the Operator may impose for reasons of personnel and equipment safety.


ARTICLE 7  GEOTHERMAL FLUIDS

7.1  STEAM SUPPLY

PNOC-EDC shall supply at no cost to the Operator the total steam requirements of the Power Plant, subject to a maximum limit as specified in the Steam Specifications. Such steam shall conform to the Steam Specifications.

7.2  NON-CONDENSIBLE GASES & NON-GEOTHERMAL WASTE

The Operator shall be responsible for disposal of non-condensible gases resulting from the operation of the Power Plant and all non-geothermal related waste arising from the construction, operation or maintenance of the Power Plant. If requested by the Operator, PNOC-EDC shall dispose of such waste at the Operator's cost, such disposal to be in accordance with applicable law.

7.3  SURPLUS CONDENSATE

The Operator shall deliver to PNOC-EDC and PNOC-EDC shall accept for disposal at no cost to the Operator all surplus condensed geothermal steam, including cooling tower blowdown; provided, however, such surplus condensate shall conform to the limits for condensate return set forth in Annex C.

7.4  OTHER GEOTHERMAL WASTE

Except as set forth in Section 7.2, PNOC-EDC shall be responsible for the disposal of all waste products related to the geothermal fluid and/or steam supplied by PNOC-EDC for the operation of the Power Plant. This disposal shall be in accordance with the requirements of the Environmental Compliance Certificate issued in respect of the Power Plant.

7.5  ENERGY MANAGEMENT

The Operator shall use its best efforts to optimise steam and electricity use and shall exercise due diligence in the operation and management of main and auxiliary machinery so as to minimise energy consumption and waste.


ARTICLE 8  DELIVERY OF CAPACITY AND ENERGY

8.1  OBLIGATIONS OF THE PARTIES

(a) The Operator hereby agrees to convert PNOC-EDC's steam into electric energy and PNOC-EDC hereby agrees to sell to NAPOCOR, at the Point of Interconnection, the Nominated Capacity and energy delivered by the Operator to NAPOCOR on behalf of PNOC-EDC during the Cooperation Period less any usage by the Operator and PNOC-EDC as allowed hereunder. PNOC-EDC agrees to pay the Operator for the Nominated Capacity and energy delivered by the Operator at the Point of Interconnection plus any deliveries made to PNOC-EDC for its own use to the extent not included in the Nominated Capacity.

(b) During the testing prior to Commercial Operation Date of each Generating Unit, the Operator shall not receive any payments for Contracted Capacity or Nominated Capacity for that Generating Unit but shall receive payments for energy as set forth in
Section 5.4(g).

(c) From and after the Commercial Operation Date of each Generating Unit, the Operator shall make available electric capacity of that Generating Unit and shall deliver energy in accordance with this Agreement and receive the Capacity Payments and receive or make the payments described in Section 8.3.2.

8.2  METERING

8.2.1  METER MAINTENANCE AND OWNERSHIP

(a) PNOC-EDC shall supply, own and maintain as part of the interconnection facilities at the Point of Interconnection and at the point of supply of electric energy for PNOC-EDC's use in the steamfield, meters and related equipment reasonably satisfactory to the Operator for the measurement of electric energy in determining PNOC-EDC's payments to the Operator pursuant to this Agreement.

(b) NAPOCOR may also supply, own and maintain as part of the interconnection facilities at the Point of Interconnection, meters and related equipment for the measurement of electric power and energy in determining NAPOCOR's payments to PNOC-EDC pursuant to the Power Purchase Agreement.

(c) PNOC-EDC shall supply, own and maintain meters and related equipment reasonably satisfactory to the Operator for the measurement of steam flow in determining PNOC-EDC's payments to the Operator pursuant to this Agreement.

(d) The Operator shall supply, own and maintain equipment for the calculation and recording of the theoretical steam consumption of the Power Plant.

8.2.2  PLANT MONITORING EQUIPMENT

For the purpose of monitoring the Power Plant operation, the Operator shall make reasonable provisions for the installation of other metering and telemetering devices at the generation side of the Point of Interconnection as part of the PNOC-EDC Supervisory Control and Data Acquisition (SCADA) system.

8.2.3  METER SEALS AND INSPECTION

PNOC-EDC's meters shall be sealed and the seals shall be broken only when the meters are to be inspected or tested by PNOC-EDC.
The Operator shall be given reasonable notice of such occasions and shall have the right to have a representative present at such tests.

8.2.4  METER TESTS

(a) PNOC-EDC's electricity meters, installed in pursuance to this Agreement, shall be tested by PNOC-EDC at its own expense every six months. Other tests may be conducted at any reasonable time upon request by either Party, at the requesting Party's expense (subject to the next sentence). If the Operator makes such request, the Operator shall reimburse said expense to PNOC-EDC within thirty
(30) days after presentation of a bill
therefor, unless such tests demonstrate that such meters are materially incorrect, in which case PNOC-EDC shall bear the expense for such tests.

(b) The Operator's equipment for the calculation and recording of theoretical steam consumption shall be tested by the Operator at its own expense, in the presence of PNOC-EDC, every six months.

8.2.5  METER ACCURACY

Electric metering equipment found to be inaccurate pursuant to
Section 8.2.4 shall be repaired, adjusted, or replaced by PNOC-EDC such that the accuracy of said equipment shall be within 100% plus or minus one percent (1%). Should the inaccuracy exceed plus or minus one percent (1%), the correct amount of energy delivered during the previous Billing Period shall be estimated by PNOC-EDC subject to agreement by the Parties. Adjustments for meter inaccuracy shall be made only for the current Billing Period and the Billing Period immediately preceding it except when such meter inaccuracy is due to fraud.

8.3  TERMS OF PAYMENT

8.3.1  CAPACITY PAYMENTS

The total Capacity Payment (T) to be paid in respect of each Billing Period shall be the sum of the Capital Cost Recovery Fee, the Fixed Operating Cost Recovery Fee, and the Service Fee to reflect Return on Investment and shall be computed on the basis of the following formulae:

T = A + B + C, where:

(a) Capital Cost Recovery Fee (A) to be paid in United States dollars:

A = [(CCR x NC)(1 - TFOH/Nh)] - [(y x 1.2(CCR)(CC - NC)]

(b)  Fixed Operating Cost Recovery Fee (B) to be paid in
Philippine Peso and United States dollars:

B = [(OCR x NC)(1 - TFOH/Nh)] - [(y x 1.2)(OCR)(CC - NC)]

(c)  Service Fee for Return on Investment (C) stated in United
States dollars but payable in equivalent Philippine Pesos using the prevailing exchange rate at time of payment. In no case shall the Service Fee be lower than 8% of the sum of the Capacity Cost
Recovery Fee and the Fixed Operating Cost Recovery Fee:

C = {[(SFR x NC) (1 - TFOH/Nh) ] - [(y x 1.2)(SFR)(CC - NC0]} x Px

where,

A = Capacity Payment to recover capital cost for the Billing
Period.

B = Capacity Payment to recover fixed operating cost for the Billing Period.

C = Capacity Payment to reflect return on investment of the Operator for the Billing Period.

CCR = the Contracted Capacity rate for capital costs per kW per month, in United States dollars as set forth for each year in Annex D.

OCR = the Contract Capacity rate for fixed operating costs per kW per month in both United States dollars and Philippine Pesos as set forth in Annex D.

SFR = the Service Fee rate for return on investment per kW per month in United States dollars as set forth in Annex D.

CC = Contracted Capacity, in kW.

TFOH = Total number of Forced Outage Hours in the Billing Period.

Nh = Total number of hours in the Billing Period.

NC = Nominated Capacity for the year, in kW.

Px = Conversion factor of payments to Philippine Peso quoted by the Philippine National Bank on the last day of the Billing Period.

y = variable, defined as follows:

if 0.95 x CC < NC < 1.05 x CC, then y = 0, otherwise, y = 1

8.3.2  EFFICIENCY PAYMENTS

Efficiency payments (D) to be paid by or to the Operator to or by PNOC-EDC shall reflect variations in the Net Plant Steam Rate. In the event that "D", as calculated pursuant to this Section 8.3.2, is greater than zero, PNOC-EDC shall pay such calculated amount to the Operator in accordance with Section 8.4. In the event that "D:, as calculated pursuant to this Section 8.3.2 is less than zero, such calculated amount shall be deducted from amounts owed to the Operator under Section 8.3.1. Efficiency payments to be paid with respect to each Billing Period shall be computed on the basis of the following formula and shall be paid in Philippine Peso:

D = U x (Vg - Vt) x a

where:

D = Efficiency payments for the Billing Period

U = PNOC-EDC;s steam cost in Philippine Pesos per metric tonne as set forth in Annex D.

Vg = Cumulative theoretical steam consumption for the Billing Period in metric tonnes computed on the basis of the Guaranteed Net Plant Steam Rate (SRg), adjusted for variations in steam quality and atmospheric conditions using the correction curves required to be delivered by the Operator pursuant to Section 4.7.6, multiplied by the Energy Delivered (ED) during the Billing Period expressed in kilowatt hours (kWh) using the formula:

Vg = ED x SRg

Vt = Measured steam consumption for the Billing Period in metric tonnes.

a = variable defined as follows

if 0.97 x Vg < Vt < 1.03 x Vg, then a = 0
otherwise, a = 1

8.3.3  ESCALATION

In the Billing Periods commencing January 25th and July 25th of each year (using the indices for the prior months of December and June, respectively), the amount of:

(i)  Fixed Operating Cost Recovery Fee (OCR); and

(ii)  Service Fee for Return on Investment (SFR); and

(iii)  PNOC-EDC's steam cost (U)

shall be increased proportionately by the increase in the index applicable to each component, as specified in Annex D as appropriate, as from the levels of such indices prevailing in June 1993.

8.4  BILLING PROCEDURES

(a) The Operator shall bill PNOC-EDC for the Capacity Payments and amounts owed to it under Section 8.3.2 on a monthly basis until the termination of this Agreement. PNOC-EDC shall be required to pay such bills to Operator within thirty (30) days from receipt of billing.

(b) If any amount payable by PNOC-EDC hereunder is not paid on or before the date due, PNOC-EDC shall pay interest thereon, calculated at the rate of Prime plus one point five percent (1.5%) per annum if the amount was due in dollars and the T-Bill Rate plus two percent (2%) per annum if the amount was due in Pesos, from the date due until the date received by the Operator.

8.5  DISPUTES

If PNOC-EDC disputes the amount specified in any invoice it shall so inform the Operator within seven (7) days following receipt of such invoice. If the dispute is not resolved by the due date PNOC-EDC shall pay the undisputed amount on or before such date and the disputed amount shall be resolved as soon as is reasonably practicable following the due date for such invoice and any sum paid to the Operator shall be paid together with interest pursuant to Section 8.4 from the due date of such invoice until the date paid.

8.6  TAXES, SETOFF

(a) All payments made to the Operator pursuant to this Agreement shall be paid together with all taxes, duties, fees, levies and other assessments to be paid by the Operator in respect of the Power Plant or this Agreement, including "value added taxes" and all other taxes set forth in Section 25.2(l) or (n), but excluding national income taxes assessed after the expiration of the tax holiday that would be applicable to the Operator (or the Operator Philippines) if it were granted pioneer enterprise status under the Omnibus Investment Code of 1987 (whether or not the Operator or the Operator Philippines is granted such pioneer enterprise status) and excluding Philippine Withholding Taxes imposed on the Operator (or the Operator Philippines) not in excess of fifteen percent (15%) (which shall be separately stated in all invoices) in dollars in respect of the dollar portion and in pesos in respect of the peso portion and each sum payable shall be increased so as to ensure that after PNOC-EDC has deducted therefrom any and all taxes or charges required to be deducted therefrom by PNOC-EDC there remains a sum equal to the amount that would have been payable to the Operator had there been no requirement to deduct or withhold such taxes or other charges.

(b) All payments made by PNOC-EDC hereunder shall be made free and clear of and without any deduction for or on account of any set-off, counterclaim, tax or otherwise except as required by the law of the republic of the Philippines.

(c) The Operator shall apply for and shall use good faith efforts to obtain all exemptions from any such taxes available to the Operator.

(d) PNOC-EDC shall promptly reimburse the Operator upon demand for all custom duties, national internal revenue taxes and other taxes actually paid by the Operator with respect to the importation of capital equipment or spare parts related to the Power Plant, to the extent that such duties or taxes would have been exempted had the provisions of the Omnibus Investment Code remained in force during the term of this Agreement.

8.7  PAYMENT PROCEDURES

(a) All sums payable to the Operator in dollars shall be payable in dollars in New York, in immediately available funds not later than 12:00 noon New York time, on the day such payment is due, to the account of the Operator specified by the Operator to PNOC-EDC to such account as the Operator may from time to time specify to PNOC-EDC.

(b) All sums payable to the Operator in Pesos shall be payable in Pesos in Manila in immediately available funds not later than 12:00 noon Manila time, on the day such payment is due, to the account of the Operator specified by the Operator to PNOC-EDC to such account as the Operator may from time to time specify to PNOC-EDC.

(c) All sums payable by the Operator to PNOC-EDC shall be payable in immediately available funds not later than 12:00 noon, on the day such payment is due, to the account of PNOC-EDC with a bank in Manila specified by PNOC-EDC.

(d) In the event that any payment payable in dollars, upon transfer to New York does not result in payment of the dollar amount stipulated in this Agreement, the Operator shall be entitled to immediate payment in dollars of the difference between the amount received and the amount due. In the event that, upon any such transfer, the Operator receives an amount in dollars greater than the amount stipulated in this Agreement, the Operator shall repay the excess amount to PNOC-EDC promptly upon the Operator having knowledge of such overpayment.


ARTICLE 9  BUYOUT OPTION OF PNOC-EDC

9.1  BUYOUT CONDITIONS

(a) Upon either Party's giving of a notice pursuant to the provisions of Section 4.7.2 or 14.3(c), on the Buyout Date, PNOC-EDC shall (i) purchase all of the Operator's right, title and interest in the Power Plant and (ii) return all security held by PNOC-EDC in connection with this Agreement, including any bid bonds (including the Construction Bond), letters of credit and bank guarantees. Upon such purchase, all the Operator's obligations under this Agreement shall cease.

(b) If in the reasonable opinion of PNOC-EDC or the Operator, material changes in Government policies, laws and regulations adversely affect the construction or operation of the Power Plant, the Parties hereto shall meet and endeavour to make amendments to this Agreement and agree to such amendments. If, after ninety (90) calendar days following the date such changes become effective, no such agreement has been reached, either Party may terminate this Agreement by giving written notice of termination to the other Party. On the Buyout Date, PNOC-EDC shall (i) purchase all of the Operator's right, title and interest in the Power Plant and (ii) return all security held by PNOC-EDC in connection with this Agreement, including any bid bonds (including the Construction
Bond), letters of credit and bank guarantees. Upon such purchase, all the Operator's obligations under this Agreement shall cease.

(c) In the event that any of the approvals, consents, registrations, exemptions or other rights, laws or regulations referred to in Section 25.2 is subsequently terminated, withdrawn, rescinded or amended or any new required extension, approval, consent or registration cannot be obtained and as a result thereof the interest of the Operator in the Site, the Power Plant and/or the Operator's economic rate of return (net of tax or other imposition) on its investment is materially reduced or otherwise adversely affected (including, without limitation, any restriction on the ability to remit funds in dollars outside of the Philippines) then the Parties hereto shall meet and endeavour to agree on amendments to this Agreement and if after ninety (90) calendar days no such agreement has been reached, either Party may terminate this Agreement by giving written notice of termination to the other Party. On the Buyout Date, PNOC-EDC shall (i) purchase all of the Operator's right, title and interest in the Power Plant and (ii) return all security held by PNOC-EDC in connection with this Agreement, including any bid bonds (including the Construction
Bond), letters of credit and bank guarantees. Upon such purchase, all the Operator's obligations under this Agreement shall cease.

9.2  BUYOUT PRICE

(a) If the provisions of Sections 9.1 or 15.4.1 apply prior to the Commercial Operation Date of the third Generating Unit, the purchase price payable, in United States dollars, shall be an amount equal to the aggregate of all the costs and expenses (including accrued interest and other direct costs incurred in financing the development of the Power Plant) incurred by the Operator in connection herewith as estimated by an independent accountant jointly appointed by the Parties plus an amount equal to ten percent (10%) of such aggregate provided such additional ten percent (10%) shall not be payable if the provisions of Section 9.1 are applicable as a result of Force Majeure that is not a Political FM.

(b) If the provisions of Sections 9.1 or 15.4.1 apply after the Commercial Operation Date of the third Generating Unit, the purchase price payable, in United States dollars, shall be the net present value of the remaining stream of payments for Capital Cost Recovery Fees (CCR) discounted from the Transfer Date to the date of completion of the buyout on the basis of the last Nominated Capacity or the Contracted Capacity, whichever is lower, and using a discount rate equal to the last published Commercial Interest Reference Rate (CIRR) having the shortest maturity term for United States dollars published by the Organization for Economic Cooperation and Development (OECD) provided however that such discount rate shall not exceed nine point two six percent (9.26%).

(c) If the provisions of Section 9.1 or 15.4.1 apply on or after the Commercial Operation Date of the first Generating Unit but prior to the Commercial Operation Date of the third Generating Unit, the purchase price, payable in United States dollars, shall be the sum of (i) the amount calculated with respect to any Generating Units which are already in commercial operation using the formula set forth in Section 9.2(b) and using the portion of the Contracted Capacity relating to such Generating Units, plus
(ii) an amount calculated with respect to the Power Plant using the formula set forth in Section 9.2(a) but subtracting any costs incurred solely for construction of any Generating Units already in commercial operation.

9.3  PAYMENT TERMS

(a) Completion of a buyout pursuant to Sections 9.1 or 15.4.1 shall take place on the date that is sixty (60) days following delivery of the notice specified in this Agreement (the "Buyout Date") at which time (i) PNOC-EDC will pay to the Operator the purchase price calculated in accordance with Section 9.2 payable in United States dollars and return all security held by PNOC-EDC in connection with this Agreement, including any bid bonds, the Construction Bond, letters of credit and bank guarantees, and (ii) the Operator shall transfer to PNOC-EDC all of the Operator's rights, title and interest in the Power Plant and shall warrant that upon such buyout the Power Plant shall be free from any lien or encumbrance created by the Operator.

(b) In the event that the provisions of Sections 9.1 or 15.4.1 apply as a result of Section 14.3(c), then there shall be deducted from the sum payable pursuant to Section 9.2 an amount equal to the value, if any, of any insurance proceeds received by the Operator in respect of such event of Force Majeure.

9.4  TRANSFER PROVISION

In respect of any transfer of ownership of the Power Plant pursuant to the conditions stated above, the provisions on transfer of ownership in Article 13 hereof shall apply thereto.


ARTICLE 10  REPRESENTATIONS & WARRANTIES OF THE PARTIES

10.1  CORPORATE EXISTENCE

(a) The Operator represents for itself that it is a corporation duly organized and existing under and by virtue of the laws of the State of Nevada and that it has the corporate power and authority to execute, deliver and carry out the terms and conditions of this Agreement.

(b) PNOC-EDC represents that is a wholly owned subsidiary of the Philippine National Oil Company, a corporation created and organised under Presidential Decree No. 334, as amended, and that it has the power and authority to execute, deliver and carry out the terms and conditions of this Agreement.

10.2  AUTHORISATIONS

(a) The Operator represents and warrants for itself that it has taken all necessary corporate action to enter into this Agreement and to perform its obligations hereunder with the exception that it has not obtained final approval of the terms of this Agreement from its Board of Directors prior to signing the Agreement. The Operator represents that it will use its best efforts to obtain such approval in the shortest possible time following signature.

(b) PNOC-EDC represents and warrants for itself that it has taken all necessary corporate action to enter into this Agreement and to perform its obligations hereunder.

10.3  WARRANTY AGAINST CORRUPTION

The Operator hereby warrants for itself that it or its representative acting on behalf of it has not given or promised to give any money or gift to any employee or official of PNOC-EDC to influence the decision regarding the awarding of this Agreement, nor has it and/or its representatives acting on behalf of it exerted or utilized any unlawful influence to solicit or secure this Agreement through any agreement to pay a commission percentage, brokerage or contingent fee. The Operator agrees that breach of this warranty shall be sufficient ground for the Philippine National Oil Company or its affiliate to deduct, at its discretion, such commission, percentage, brokerage or contingent fees from the contract price without prejudice to it or any person's civil or criminal liability under the Anti-Graft Law and other applicable laws.


ARTICLE 11  INDEMNIFICATION

11.1  OPERATOR INDEMNIFICATION

(a) The Operator shall hold free and harmless and forever defend PNOC-EDC, its officers, agents and employees from any and all liabilities, damages, actions, claims and suits, including reasonable costs and expenses, attributed to PNOC-EDC arising from the acts or omissions of the Operator in the prosecution of the Agreement, except to the extent caused by the negligence, gross negligence or willful misconduct of PNOC-EDC.

(b) The Operator shall hold free and harmless and forever defend PNOC-EDC, its officers, agents and employees from any and all liabilities, damages or obligations of any nature or kind, including costs and expenses, on account of any copyrighted or uncopyrighted composition, secret process, patented or unpatented invention, article, method or appliance manufactured or used by the Operator in the performance of the Agreement.

11.2  PNOC-EDC INDEMNIFICATION

PNOC-EDC shall hold free and harmless and forever defend the Operator, its officers, agents and employees from any and all liabilities, damages, actions, claims and suits, including reasonable costs and expenses, attributed to the Operator arising from the acts or omissions of PNOC-EDC in the prosecution of the Agreement, except to the extent caused by the negligence, gross negligence or willful misconduct of the Operator.


ARTICLE 12  INSURANCE

12.1  APPLICABLE TERMS

The Operator shall, at its own expense, obtain and maintain in force insurances as specified in Sections 12.2 and 12.3. The Operator shall provide to PNOC-EDC evidence of these insurances. In particular, evidence of the insurance specified to be held during the Cooperation Period shall be furnished prior to commencing initial testing of the first Generating Unit.

12.2  INSURANCE DURING CONSTRUCTION

From the Effectivity Date until the commissioning of the Power
Plant, the Operator shall, at its own expense, obtain and maintain in force the following insurances:

(a) All Risk Marine Insurance in respect of plant and equipment to be imported into the Philippines;

(b) All Risks "Builder's Risk Insurance" to cover the entire works from any and all kinds of damages arising out of any cause whatsoever; and

(c) "Third Party Liability Insurance" to cover injury to or death of persons including those of PNOC-EDC or damages to property including those of PNOC-EDC caused by the works or by the Operator's vehicles, tools and/or equipment or personnel including its subcontractors.

12.3  INSURANCE DURING COOPERATION PERIOD

From the completion of the first Generating Unit, the Operator, at its own expense, shall keep the Power Plant insured against accidental damage from all normal risks and to a level normal for prudent operators of facilities similar to the Power Plant. In addition, the Operator shall secure adequate insurance cover for its employees as may be required by law.



ARTICLE 13  TRANSFER OF OWNERSHIP

13.1  TRANSFER OF TITLE

To the extent not previously vested, title to the Power Plant shall automatically vest to PNOC-EDC on the Transfer Date provided that PNOC-EDC has made all payments required to be made by it pursuant to this Agreement. The Operator shall execute such documents as may be necessary to effect the transfer of the title to PNOC-EDC, including, without limitation, assignments of all contract rights, claims and other rights related to the Power Plant.

13.2  DOCUMENTATION COSTS

The Parties shall pay their own costs and expenses, including but not limited to documentation, fees and taxes, incurred in connection with the transfer referred to in Section 13.1 hereof.

13.3  TRAINING OF PNOC-EDC STAFF

(a) During a minimum period of twelve (12) months prior to the Transfer Date, the Operator shall provide training in operation and maintenance of the Power Plant for PNOC-EDC's staff. This training shall be provided in accordance with a programme to be agreed between PNOC-EDC and the Operator and shall be provided at no cost to PNOC-EDC.

(b) PNOC-EDC shall endeavour to offer the Operator that PNOC-EDC take over the employment of such of the Operator's operating and maintenance staff employed on the Power Plant at the end of the Cooperation Period as PNOC-EDC may, at its sole discretion, consider suitable for employment with PNOC-EDC and under such terms and conditions of employment as PNOC-EDC shall consider acceptable.

13.4  CONDITION OF POWER PLANT ON TRANSFER

(a) Within a period of six (6) months prior to the Transfer Date, the Operator shall undertake performance and efficiency testing of the Power Plant as specified in Annex F to demonstrate condition of the Power Plant at the Transfer Date.

(b) Notwithstanding any testing performed pursuant to Section 13.4(a), the Power Plant and all other equipment transferred pursuant to this Agreement shall be transferred on an "as is" basis and any warranties which would otherwise be implied by statute or otherwise, including, without limitation, warranties as to its fitness for the purpose, the absence of patent or inherent defects, description or otherwise of whatsoever nature will be excluded; provided, however, that upon transfer the Operator shall warrant that, on the Transfer Date, the Power Plant will be free from all liens and encumbrances created by the Operator. After the Transfer Date, the Operator shall be under no liability whatsoever to PNOC-EDC in respect of the operation or otherwise of the Power Plant by PNOC-EDC or a person designated by PNOC-EDC and PNOC-EDC shall indemnify and keep indemnified the Operator against any liability to any person arising from the use or operation of the Power Plant after the Transfer Date, provided, however, that the Operator shall subrogate or assign to PNOC-EDC any and all rights and benefits which it is able to subrogate or assign of any unexpired warranties in respect of the building, plant and equipment of the Power Plant under applicable laws or otherwise.


ARTICLE 14  FORCE MAJEURE

14.1  FORCE MAJEURE

(a) "Force Majeure" means any event or circumstance beyond the reasonable control of a Party which materially affects the performance by such Party of its obligations hereunder including but not limited to any war, declared or not, or hostilities, or belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation or nationalisation, export or import restrictions by any governmental authorities, closing of harbours, docks, canals, or other assistances to or adjuncts of shipping or navigation of or within any place, rationing or allocation, whether imposed by law, decree or regulation by, or with the compliance of industry at the insistence of any governmental authority, or fire, unusual flood, earthquake, volcanic activity, storm, typhoons, lightning, tide (other than normal tides), tsunamis, perils of the sea, accidents of navigation or breakdown or injury of vessels, accidents to harbours, docks, canals, or other assistances to or adjuncts of shipping or navigation, epidemic, quarantine, strikes or combination of workmen, lockouts or other labour disturbances, or any other event, matter or thing, wherever occurring which shall not be within the reasonable control of the Party affected thereby.

(b) "Political FM" means any event of Force Majeure to the extent such event satisfies the following requirements: war, declared or not, or hostilities occurring in or involving the Republic of the Philippines, or belligerence, blockade, revolution, insurrection, riot, public disorder, expropriation, requisition, confiscation or nationalisation by or occurring in or involving the Republic of the Philippines, export or import restrictions by any governmental authorities, regional or municipal authorities of or within the Republic of the Philippines, closing of harbours, docks, canals, or other assistances to or adjuncts of shipping or navigation of or within the Republic of the Philippines, rationing or allocation, whether imposed by law, decree or regulation by, or with the compliance of industry at the insistence of any governmental authority of or within the Republic of the Philippines, or any other event, matter or thing, wherever occurring, which shall be within the reasonable control of PNOC-EDC or The Government or any agency or regional or municipal authority thereof.

14.2  EFFECT OF FORCE MAJEURE

(a) Neither Party shall be responsible nor liable for nor deemed in breach hereof because of delay in the performance of their respective obligations hereunder due solely to Force Majeure provided that:

(i) The non-performing Party gives the other Party within forty-eight (48) hours a written notice describing the particulars of the occurrence;

(ii) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(iii) The affected Party uses reasonable efforts to remedy its inability to perform;

(iv) When the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other
Party written notice to that effect; and

(v) The Force Majeure was not primarily cause by any grossly negligent or intentional act, or omission, or the failure to comply with any law, rule, regulation, order or ordinance not constituting Political FM or for any breach or default of this Agreement.

(b) Notwithstanding Section 14.2(a), PNOC-EDC shall not be entitled to claim for itself Force Majeure in respect of any Political FM.

(c) Notwithstanding Section 14.2(a), and subject to clauses (ii) and (iii) of said Section 14.2(a), PNOC-EDC shall not be relieved of its obligation to make Capacity Payments as provided in
Section 8.3.1 by the occurrence of (i) any Political FM, (ii) any Force Majeure affecting the ability of PNOC-EDC to deliver under
Section 2.2 steam conforming with the Steam Specifications, or
(iii) any Force Majeure affecting NAPOCOR's ability to accept deliveries of energy from the Power Plant.

(d)  Notwithstanding Section 8.3.1, and subject to Section
14.3(c), PNOC-EDC shall be relieved of its obligations to make Capacity Payments in respect of any Generating Unit which is unable to deliver energy due to a Force Majeure affecting that Generating Unit for the duration of such Force Majeure; provided, however, that in such an event the Cooperation Period for the affected Generating Unit shall be extended by the same number of days as the duration of such Force Majeure.

14.3  REMEDIES

(a) Except as otherwise provide, in no event shall any condition of Force Majeure extend this Agreement beyond its stated term.

(b) The Parties shall consult with each other and take all reasonable steps to minimise the losses of either Party resulting from Force Majeure.

(c) If any condition of Force Majeure delays a Party's performance for a time period greater than ninety (90) days, either Party may, after such ninety (90) day period, upon thirty (30) days written notice, terminate this Agreement and the provisions of Article 9 shall apply.

ARTICLE 15  SUSPENSION, TERMINATION AND ABANDONMENT

15.1  TERMINATION PRIOR TO EFFECTIVITY DATE

(a) Each Party shall use good faith efforts to cause the conditions set forth in Article 25 to be satisfied as promptly as practicable after the date of this Agreement and each Party will exercise reasonable discretion in electing to terminate this Agreement pursuant to this section 15.1.

(b) If the Effectivity Date has not occurred within ninety (90) days following the date this Agreement is executed, or such longer period as the Parties may agree to, due to a failure of the conditions set forth in Section 25.1 to have been satisfied prior to such date, if such conditions have not been waived in writing by PNOC-EDC, either Party shall have the right to terminate this Agreement by giving not less than fifteen (15) days written notice to the other Party. Upon such termination, (i) PNOC-EDC shall return to the Operator all security held by PNOC-EDC in connection with this Agreement, including any bid bonds, letters of credit and bank guarantees and (ii) if such termination shall have occurred because of a failure in the conditions set forth in Subsections 25.1(c) or (e) the Operator promptly shall reimburse PNOC-EDC for all costs and expenses incurred by PNOC-EDC in connection with this Agreement, except those related to the preparation of the request for proposals and the bid evaluation, until such termination, and thereafter, neither Party shall have any further liability to the other and this Agreement shall immediately and automatically become null and void.
Notwithstanding anything to the contrary in this Agreement, this provision shall become effective upon execution of this Agreement and shall remain effective until the Effectivity Date.

(c) If the Effectivity Date has not occurred within ninety (90) days following the date this Agreement is executed, or such longer period as the Parties may agree to, due to a failure of the conditions set forth in Section 25.2 to have been satisfied prior to such date, if such conditions have not been waived in writing by the Operator, either Party shall have the right to terminate this Agreement by giving not less than fifteen (15) days written notice to the other Party. Upon such termination, PNOC-EDC promptly shall
(i) provided such termination shall not have occurred because of a failure in the conditions set forth in Subsections 25.2(b), (i),
(s) or (t), reimburse the Operator for all costs and expenses, except those related to bid preparation, incurred by the Operator in connection with this Agreement until such termination and (ii) return to the Operator all security held by PNOC-EDC in connection with this Agreement, including any bid bonds, letters of credit and bank guarantees, and thereafter, neither Party shall have any further liability to the other and this Agreement shall immediately and automatically become null and void. Notwithstanding anything to the contrary in this Agreement, this provision shall become effective upon execution of this Agreement and shall remain effective until the
Effectivity Date.

(d)  The amount of costs and expenses to be reimbursed by either
Party to the other Party under this Section 15.1 shall be estimated by an independent accountant jointly appointed by the Parties and the costs associated with such estimation shall be paid by the Party making the reimbursement.

15.2  TERMINATION FOR DEFAULT AND SUSPENSION OF DELIVERY

(a) PNOC-EDC may suspend delivery of energy from the Operator and shall be exempt from payment of associated energy and capacity charges during such period of suspension for:

(i)  Tampering with meters;

(ii) A condition on the Operator's side of the Point of Interconnection actually known by PNOC-EDC to be, or which PNOC-EDC may consider to be, dangerous to life or property; or

(iii) The Operator's inability to deliver the quality of electricity in accordance with the Operating Parameters.

(b)  Subject to the Operator's cure rights set forth in paragraph
(c) below, upon the material breach by the Operator of any of its obligations hereunder including without limitation under Section 6.6, PNOC-EDC may, as its sole remedy, terminate this Agreement. Upon such termination, (i) if termination occurs prior to the Commercial Operation Date of the third Generating Unit, the entire proceeds of the Construction Bond shall be forfeited in favour of PNOC-EDC and the Operator shall transfer, at no cost, all of the Operator's right, title and interest in the Power Plant to PNOC-EDC and (ii) if termination occurs after the Commercial Operation Date of the third Generating Unit, the Operator shall transfer, at no cost, all of the Operator's right, title and interest in the Power Plant to PNOC-EDC. Upon such termination and forfeiture and/or transfer, as the case may be, the Operator shall have no further liability hereunder.

(c)  No such termination shall be made by PNOC-EDC without thirty
(30) days (or longer pursuant to this paragraph) prior written notice to the Operator. Such notice shall be delivered, personally or by registered mail, stating in particular the provision of this Agreement which has been violated. If the Operator fails to correct any default within the thirty (30) day period from its receipt of the notice, or such reasonable period exceeding thirty (30) days provided the Operator has commenced curing such default within such thirty (30) day period and continues to diligently proceed to cure such default until cured, PNOC-EDC may terminate this Agreement; provided, however, that any dispute by the Operator in good faith as to the correctness of any bill from PNOC-EDC shall not be a cause to terminate this Agreement. Any suspension of the deliveries of electricity to NAPOCOR on behalf of PNOC-EDC or termination of this Agreement upon any authorized grounds shall in no way relieve the Operator of its liability to compensate PNOC-EDC for any amounts owed by the Operator to PNOC-EDC.

15.3  SUSPENSION OF PAYMENT

Payments under this Agreement, upon written request of the Operator, and for a period reasonably required to replace or repair the Power Plant, may be suspended if the Operator is temporarily unable to produce the electric capacity or energy contracted for due to physical destruction of or damage to the Power Plant.

15.4  ABANDONMENT

15.4.1  ABANDONMENT DURING CONSTRUCTION

The construction of any or all of the Generating Units or the Power Plant shall be deemed abandoned to the extent set forth below under any of the following circumstances:

(a) If the Operator, through a written notice to PNOC-EDC, terminates construction of the Power Plant with the intent that such termination be permanent then the construction of the Power
Plant shall be deemed abandoned;

(b) If the Operator fails to place a confirmed order for each Generating Unit by the later of (i) one hundred twenty (120) days following the Effectivity Date, or (ii) thirty (30) months before the Guaranteed Completion Date of such Generating Unit then the construction of such Generating Unit shall be deemed abandoned;

(c) If the Operator fails to resume work (i) within one hundred twenty (120) calendar days following receipt of insurance proceeds relating to a Force Majeure situation affecting one or more of the Generating Units, or (ii) in case no material damage to such Generating Units has occurred, within one hundred twenty (120) calendar days following the termination or cessation of such Force Majeure situation, provided that a notice of such termination or cessation was given by PNOC-EDC to the Operator then the construction of the affected Generating Units shall be deemed abandoned; or,

(d) If the Commercial Operation Date of any Generating Unit does not occur within ninety (90) calendar days following the relevant Guaranteed Completion Date (as the same may be extended pursuant to Section 4.1(b), 4.3.2 or 9.1 or by mutual agreement) then the construction of the such Generating Unit shall be deemed abandoned.

If construction of one or more Generating Units or the Power Plant is deemed abandoned as set forth above, PNOC-EDC may terminate this Agreement by giving the Operator not less than fifteen (15) days prior written notice of its intention to so terminate this Agreement. If the Operator has not commenced work under clause (b) or (c), as the case may be, of this Section 15.4.1 before the expiration of such fifteen (15) day period, this Agreement shall immediately and automatically terminate. Upon such termination, the Operator shall forfeit the portion of the Construction Bond relating to such abandoned Generating Units or Power Plant to PNOC-EDC and transfer, upon payment by PNOC-EDC of a purchase price calculated pursuant to Section 9.2 for the Generating Units not so abandoned, all of the Operator's right, title and interest in the Power Plant to PNOC-EDC. Upon such termination, forfeiture and transfer, the Operator shall have no further liability hereunder.

15.4.2  ABANDONMENT DURING COOPERATION PERIOD

The Power Plant shall be deemed abandoned during the Cooperation
Period under the following circumstances:

(a) If the Operator, through a written notice to PNOC-EDC terminates operation of the Power Plant with the intent that the termination be permanent;

(b) If the Operator fails to deliver energy to NAPOCOR on behalf of PNOC-EDC for a period of one hundred twenty (120) consecutive calendar days other than as a result of No Fault Outage, without written notice of temporary suspension; or

(c) If within one hundred twenty (120) calendar days following receipt of insurance proceeds relating to a Force Majeure situation, the Operator fails to resume reconstruction of the damaged Power Plant or, in case no material damage to the Power Plant has occurred; within one hundred twenty (120) days following the termination or cessation of a Force Majeure situation, the Operator fails to resume delivery of energy to NAPOCOR on behalf of PNOC-EDC, provided that a notice of such termination or cessation shall have been given by PNOC-EDC to the Operator.

If the Power Plant is deemed abandoned during the Cooperation Period, PNOC-EDC may terminate this Agreement by giving the Operator not less than fifteen (15) days prior written notice of its intention to so terminate this Agreement. If the Operator has not commenced work under clause (b) or (c), as the case may be, of this Section 15.4.2 before the expiration of such fifteen (15) day period, this Agreement shall immediately and automatically terminate. Upon such termination, the Operator shall transfer, at no cost to PNOC-EDC, all of the Operator's right, title and interest in the Power Plant to PNOC-EDC. Upon such termination and transfer, the Operator shall have no further liability hereunder.


ARTICLE 16  SEVERAL OBLIGATIONS

Except where specifically stated in this Agreement to be otherwise, the duties, obligations, and liabilities of the Parties are intended to be several and not joint or collective.
Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture among the Parties. Each Party shall be liable individually and severally for its own obligations under this Agreement.


ARTICLE 17  COMMUNICATIONS AND NOTICES

17.1  COORDINATION MEETINGS

(a) Coordination meetings between the Operator, PNOC-EDC and NAPOCOR personnel shall be conducted for purposes of clarifying problems that may arise during the prosecution of the construction work and throughout the Cooperation Period. All items agreed between the Operator and PNOC-EDC at such meetings shall become part of this Agreement.

(b) The site of such meetings shall be mutually agreed upon by all Parties. All expenses to be incurred by any Party shall be at such Party's own account.

17.2  COMMUNICATIONS AMONG PARTIES

All orders and formal communications shall be made in writing. Any communication made by PNOC-EDC to the Operator's representative at the Site will be considered as made to the Operator.

17.3  NOTICES

Any notice or communication required to be in writing hereunder shall be given by: registered mail, telex, or telefax. Such notice or communication shall be sent to the respective Parties at the address listed below. Any notice given by registered mail shall be considered sent upon posting and the same shall be considered received upon its acknowledgment.

In the case of Operator to:

President
Magma Power Company
4365 Executive Drive
Suite 900
San Diego, CA 92127
United States of America

Telefax  +1-619-622-7822

In the case of PNOC-EDC to:

Executive Vice President (or such other officer of PNOC-EDC as may be authorized by him in writing and notified to the operator) PNOC-Energy Development Corporation
Merritt Road
Fort Bonifacio
Makati
Metro Manila
Philippines

Telex No. 22666 EDC PH
Telefax  +63-2-817-2747

Either party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.

ARTICLE 18  NON-WAIVER

None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist, in any one or more instances, upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

ARTICLE 19  ASSIGNMENT

(a) Except as set forth in paragraph (b) below or to the Operator Philippines, the Operator shall not assign or transfer any or all of its rights and obligations under this Agreement without the written consent of PNOC-EDC. Any such assignment or transfer made without such written consent shall be null and void. Consent for such assignment or transfer shall not be unreasonably withheld, provided that, in the opinion of PNOC-EDC, the assignee or transferee possesses all the legal, financial and technical qualifications required to operate and maintain the Power Plant.

Upon the assignment of this Agreement by the Operator, the Operator shall have no further liability hereunder.

(b) Notwithstanding the foregoing, the Operator may assign or create a security interest over its rights and interests in this Agreement for the purpose of financing the design, construction, ownership and operation of the Power Plant. PNOC-EDC agrees to execute such consents to or acknowledgements of such assignments as the Operator or its lenders reasonably require, including providing such lenders reasonable cure rights of the Operator's defaults hereunder and other customary lender protection provisions. In addition, PNOC-EDC agrees to reasonably cooperate with the Operator's proposed lenders and agrees to amend this Agreement as reasonably required by such lenders provided such amendments do not materially increase PNOC-EDC's obligations or materially decrease PNOC-EDC's rights hereunder.

ARTICLE 20  DISPUTE RESOLUTION; JURISDICTION

(a) As much as possible, all disputes shall be settled amicably between the Parties. However, in the event that either Party shall take judicial action in order to enforce any of its rights hereunder, the defaulting Party shall pay the other Party a reasonable compensation for attorney's fees which shall not, in any event, be less than twenty percent (20%) of the amount due and demandable, plus expenses of litigation and cost of suit. The Parties hereto also agree that, in the event of litigation arising from or relating to this Agreement, venne for purposes thereof shall be laid non-exclusively with proper courts in Makati, Metro Manila having jurisdiction over the same, and that writs of attachment, injunction, replevin, seizure, or similar orders issued thereby may be served and enforced anywhere in the Philippines.

(b) To the extent that in any jurisdiction (i) PNOC-EDC may claim for itself or its assets or revenues immunity from suit, execution, attachment or other legal process or (ii) there may be attributed to PNOC-EDC or its assets or revenues such immunity (whether or not claimed), PNOC-EDC agrees not to claim and unconditionally and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. PNOC-EDC consents generally in respect of the enforcement of any judgment against it in any such proceedings in any jurisdiction to the giving of any relief or the issue of any process in connection with such proceedings (including, without limitation, the making, enforcement or execution against any property of PNOC-EDC).


ARTICLE 21  ENTIRE AGREEMENT

This agreement constitutes the entire agreement between the Parties hereto and supersedes all prior negotiations and agreements, whether written or oral.

ARTICLE 22  GOVERNING LAW

This Agreement shall be governed and construed in accordance with Philippine Law.

ARTICLE 23  SEPARABILITY

If any part or parts of this Agreement shall be declared invalid by competent courts, the other parts hereof shall not thereby be affected or impaired.

ARTICLE 24  DURATION OF THE AGREEMENT

24.1  TERM

Except as set forth in Section 15.1, this Agreement shall be effective from the Effectivity Date up to the Buyout Date, the Transfer Date or Termination Date, whichever comes first.

24.2  SURVIVABILITY

Notwithstanding anything to the contrary contained in this Agreement, (i) the rights and obligations of the Parties set out in Articles 9, 11, 13 and 15 shall survive the termination of this Agreement, and (ii) the rights and obligations set out in Sections
8.3 and 8.7 shall survive the termination of this Agreement until all amounts to be paid by PNOC-EDC and/or the Operator pursuant to this Agreement have been paid.

ARTICLE 25  EFFECTIVITY

It shall be a condition precedent to the effectivity of this Agreement that the conditions stated in Sections 25.1 and 25.2 are satisfied or waived within ninety (90) days following execution of this Agreement. In the event that all of the conditions in Sections 25.1 or 25.2 shall not have been satisfied or waived within such ninety (90) day period, the Parties shall promptly meet and discuss in good faith means of achieving effectivity of this Agreement, including, without limitation, consideration of the extension of the ninety (90) day period.

25.1  PNOC-EDC CONDITIONS

PNOC-EDC's obligations under this Agreement are subject to the prior satisfaction of each of the following conditions (unless waived by PNOC-EDC in writing):

(a)  The Government shall have approved this Agreement,
(b)  PNOC-EDC and NAPOCOR shall have executed the Power Purchase
Agreement,

(c) The Operator Philippines shall have been formed and shall have correctly filed for registration with the Securities & Exchange
Commission,

(d) The Operator Philippines shall have been registered by the Securities & Exchanges Commission

(e) The Board of Directors of Magma and Mission respectively shall have approved the form of this Agreement and ratified the execution and delivery by the officers executing the same.

(f) The Board of Directors of PNOC-EDC shall have approved the form of this Agreement and ratified the execution and delivery by the officers executing the same.

25.2  OPERATOR CONDITIONS

The Operator's obligations under this Agreement are subject to the prior satisfaction of each of the following conditions
(unless waived by the Operator in writing):

(a) The Operator shall have received copies of such consents, licenses, permits, approvals and registrations by or with any governmental agency or other authority in the Philippines as may be necessary to ensure the effectivity of this Agreement and to permit performance by PNOC-EDC of its obligations under the Agreement;

(b) All consents, licenses, permits and approvals necessary for the ownership, development, construction and operation of the Power Plant by the Operator shall have been granted to the Operator free from any condition that could reasonably materially adversely affect the Operator.

(c) The Operator shall have received a certificate of the corporate secretary of PNOC-EDC confirming that all necessary corporate and other approvals and actions have been duly obtained and taken for the execution, delivery and performance by PNOC-EDC of this Agreement;

(d) The Operator shall have received evidence that PNOC-EDC holds exclusive rights to develop the Site until the Transfer Date, subject to warranty against reversion prior to the Transfer Date;

(e) The interest of the Operator in the Site shall have been recorded in the office of the Registrar of Deeds;

(f) The Operator shall have received a legal opinion of PNOC-EDC's General Counsel as to the validity, enforceability and binding effect of this Agreement in form and substance satisfactory to the Operator;

(g) The Operator shall have received the Government Undertaking duly executed and delivered by the Government;

(h) The Operator shall have received a legal opinion of the Secretary of Justice of the Republic of the Philippines as to the validity, enforceability and binding effect of the Government Undertaking in form and substance satisfactory to the Operator;

(i) The Operator shall have satisfactorily performed a due diligence investigation with respect to all aspects of the development, construction, operation and maintenance of the Power Plant, including an investigation of real estate matters, environmental matters and all other matters that the Operator deems reasonably necessary, provided that if the Operator has not notified PNOC-EDC within ninety (90) days following execution of this Agreement that it is not satisfied with its due diligence, the Operator shall be deemed to be satisfied with such due diligence;

(j)  The Central Bank shall have approved:

(i) all bridge or other loans to be made in foreign currency by the Operator to the Operator Philippines and for the payment of interest thereon and the payment of principal thereof in foreign currency;

(ii) the incurrence by the Operator Philippines of foreign currency debt from international financial institutions or agencies, including International Finance Corporation and Asian Development Bank, for the purpose of repaying any bridge loans extended by the Operator, and for meeting the balance of capital requirements of the development, construction, operation and maintenance of the Power Plant;

(iii) the repatriation of the Operator's investment in the Operator Philippines and the profits of such investment as allowed by the laws, rules and regulations of the Republic of the Philippines on the date the investment is made; and

(iv) the Operator Philippines to receive payment in dollars as provide herein and to maintain an offshore dollar bank account or accounts;

(k) The Government shall have approved the employment of foreign nationals in supervisory, technical and advisory positions and for officer positions of the Operator Philippines throughout the Cooperation Period;

(l) The Operator shall have received evidence satisfactory to it that remittance of dividends by the Operator Philippines to the Operator will not be subject to Philippine Withholding Tax in excess of fifteen percent of the amount remitted;

(m) The Central Bank, BOI and all other relevant Philippine government agencies shall have approved the importation into the Philippines during the term of this Agreement of all equipment, machinery and parts for the Power Plant and the payment thereof in foreign currency;

(n) The Operator shall have received a Certificate of Registration issued by the BOI in relation to the development, construction, operation and maintenance of the Power Plant, confirming that the Operator Philippines is a registered pioneer enterprise under the Omnibus Investment Code of 1987 (in effect on the date hereof), containing conditions acceptable to the Operator and providing;

(i) approval for up to 100% foreign ownership by the Operator of the Operator Philippines;

(ii) exemption from all national internal revenue taxes by the Government for a minimum period of six (6) years from the start of the Cooperation Period with the right to apply for extensions allowable under law;

(iii) full exemption from custom duties and national internal revenue taxes on importation of capital equipment and spare parts as provided by law with the right to apply for extensions allowable under law;

(iv) tax credit equivalent to 100% of custom duties and national internal revenue taxes for locally supplied capital equipment;

(v) full exemption from value added tax and local contractor's tax for the Operator Philippines and for contractors associated with the development, construction, operation and maintenance of the Power Plant; and

(vi) exemption from customs duties and national internal revenue taxes for importation and unrestricted use of the consigned equipment for the development, construction, operation and maintenance of the Power Plant;

(o) The Operator shall have received a copy of the Certificate of the Investment Coordination Committee approving the development, construction, operation and maintenance of the Power
Plant;

(p) The Operator shall have received a copy of the Certificate of the National Economic and Development Authority for the purposes of the Uniform Currency Act of the Philippines;

(q) The Operator shall have received an opinion of the Securities and Exchange Commission to the effect that the Operator is not required to obtain a license to do business in the Philippines;

(r) The Operator shall have received an opinion of the National Electrification Administration and the Energy Regulatory Board confirming that the operation by the Operator of the Power Plant will not constitute a public utility so as to require a franchise, certificate of public convenience or other similar license;
(s) The Operator shall have obtained debt financing (such funds being available to the Operator subject to no conditions to the initial draw thereunder) on terms consistent with the terms set forth in Annex H for not less than seventy percent (70%) of the total costs to complete the development, construction, operation and maintenance of the Power Plant; and

(t) The Board of Directors of the Operator shall have approved the form of this Agreement and ratified the execution and delivery by the officers executing the same.

(u) The Board of Directors of PNOC-EDC shall have approved the form of this Agreement and ratified the execution and delivery by the officers executing the same.

EFFECTIVITY DATE

PNOC-EDC and the Operator shall meet and jointly certify that this Agreement is no longer conditional and stating the date on which the Effectivity Date occurred.

IN WITNESS WHEREOF, the Parties hereto have set their hands this 10th day of September, 1993 at Makati, Metro Manila, Philippines.


for PNOC-EDC                           for Magma

/s/  Monico V. Jacob                 /s/  Jon R. Peele



Signed in the Presence Of:

_________________________

ACKNOWLEDGMENT

Republic of the Philippines

     BEFORE ME this 10th day of September 1993, in Makati, M.M., Philippines personally appeared MONICO V. JACOB with Res. Cert. No. 17683780 issued on April 7, 1993 at Makati, M.M.; and JON R. PEELE with Passport No. 022030032 issued on October 23, 1986 at Michigan, U.S.A representing their respective companies; known to me to be the same persons who executed the foregoing agreement and they acknowledged to me that the same is their free corporate act and deed.

     This instrument, consisting of 60 pages, including all annexes and page on which this acknowledgment is written has been signed above their respective names on page 42 by the parties and their witnesses and initialed on the left hand margin of the other pages.

     IN WITNESS WHEREOF, I have hereunto set my hand, the day, year and place above written.



NOTARY PUBLIC
My commission ends on Dec. 31, 199_

Doc. No.____
Page No.____
Book No.____
Series of 1993.


                                           Exhibit 10.106 (Cont.)


FIRST AMENDMENT TO 231 MW POWER PLANT - MALITBOG AGREEMENT

THE FIRST AMENDMENT TO 231 MW POWER PLANT - MALITBOG AGREEMENT (this "Amendment") is made as of December 8, 1993 between PNOC-ENERGY DEVELOPMENT CORPORATION, a wholly owned subsidiary of the Philippine National Oil Company (PNOC-EDC"), and MAGMA POWER COMPANY, a Nevada corporation ("Operator")/

Recitals

A. PNOC-EDC and Operator are the parties to the certain 231 MW Power Plant - Malitbog Agreement dated September 10, 1993 (the "Original Agreement"), concerning the development and operation of ta 216 MW (net) geothermal power productions facility in Leyte Province, the Philippines. All capitalized terms not defined herein shall have the meanings given to them in the Original Agreement.

B. PNOC-EDC and Operator each acknowledge that some but not all of the conditions to "Effectivity" of the Original Agreement set forth in Section 25 of the Original Agreement have been fulfilled.

C. PNOC-EDC and Operator recognize that additional time is needed in order to fulfill the remaining conditions to Effectivity set forth in Section 25 of the Original Agreement.

D. PNOC-EDC and Operator wish to amend the Original Agreement as more fully set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto, intending to be legally bound, and to bind their successors and assigns, agree as follows:

1. Amendment to Termination Provisions. Section 15.1 of the Original Agreement provides that if the Effectivity Date has not occurred on or before the date (the "Effectivity Deadline Date") which is ninety (90) days after the date of the Original Agreement, or such longer period as the parties may agree to, either of the Parties may terminate the Original Agreement.
Section 15.1 of the Original Agreement is hereby amended to extend the Effectivity Deadline Date to March 10, 1994.

2. Amendment to Effectivity Provisions. Article 25 of the Original Agreement provides that it shall be a condition to the effectivity of the Original Agreement that each of the conditions stated in the Section 25.1 and Section 25.2 of the Original Agreement be satisfied or waived on or before the Effectivity Deadline Date. Article 25 of the Original Agreement is hereby amended (i) to extend the Effectivity Deadline Date to March 10, 1994, or such longer period as the parties may agree to and (ii) to extend the period for the Operator's due diligence investigation under Section 25.2(i) to March 10, 1994.

3. General Ratification. All the terms and provisions of the Original Agreement including, without limitation, the "Milestone Dates" set forth in Section 4.1 of the Original Agreement, as amended hereby, are hereby ratified and confirmed and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First
Amendment to 231 MW Power Plant - Malitbog Agreement as of the date first above written.

PNOC-ENERGY DEVELOPMENT CORPORATION
a wholly owned subsidiary of the
Philippine National Oil Company


By:  /s/  Nazario C. Vasquez
     Name:  NAZARIO C. VASQUEZ
     Title: Executive Vice President


MAGMA POWER COMPANY,
a Nevada Corporation


By:  /s/  Ralph W. Boeker
     Name:  RALPH W. BOEKER
     Title: President

ACKNOWLEDGEMENT

REPUBLIC OF THE PHILIPPINES)
MAKATI, METRO MANILA       )S.S.

BEFORE ME this 8th day of December, 1993, in Makati, Metro
Manila, Philippines, personally appeared Nazario C. Vasquez with Residence Certificate No. 6471090 issued on March 4, 1993 at Paranaque, Metro Manila; and Ralph W. Boeker with Passport No. 020938637 issued on April 24, 1984 at Chicago, Ill., USA representing their respective companies; known to me to be the same persons who executed the foregoing agreement and they acknowledged to me that the same is their free corporate act and deed.

This instrument, consisting of 3 pages, has been signed above their respective names on page 2 by the parties and initiated on the left hand margin of the other pages.

IN WITNESS WHEREOF, I have hereunto set my hand, the day, year and place above written



NOTARY PUBLIC


Doc. No. 76
Page No. 17
Book No. II
Series of 1993


SECOND AMENDMENT TO 231 MW POWER PLANT - MALITBOG AGREEMENT

THE SECOND AMENDMENT TO 231 MW POWER PLANT - MALITBOG AGREEMENT
(this "Amendment") is made as of March 10, 1994 between PNOC-ENERGY DEVELOPMENT CORPORATION, a wholly owned subsidiary of the Philippine National Oil Company ("PNOC-EDC"), and Visayas
Geothermal Power Company, a Philippines general partnership
("Operator").

Recitals

A. PNOC-EDC and Operator are the parties to that certain 231 MW Power Plant - Malitbog Agreement dated September 10, 1993 (the "Original Agreement), as amended by the First Amendment to 231 MW Power Plant - Malitbog Agreement dated December 8, 1993 (the "First Amendment"), concerning the development and operation of a 216 MW
(net) geothermal power productions facility in Leyte Province, the Philippines. All capitalized terms not defined herein shall have the meanings given them in the Original
Agreement.

B. PNOC-EDC and Operator each acknowledge that some but not all of the conditions to "Effectivity" of the Original Agreement set forth in Section 25 of the Original Agreement have been fulfilled.

C. PNOC-EDC and Operator recognize that additional time is needed in order to fulfill the remaining conditions to Effectivity set forth in Section 25 of the Original Agreement.

D. PNOC-EDC and Operator wish to amend the Original Agreement, as amended by the First Amendment, as more fully set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto, intending to be legally bound, and to bind their successors and assigns, agree as follows:

1. Amendment to Termination Provisions. Section 15.1 of the Original Agreement provides that if the Effectivity Date has not occurred on or before the date (the "Effectivity Deadline Date") which is ninety (90) days after the date of the Original Agreement, or such longer period as the parties may agree to, either of the Parties may terminate the Original Agreement. The First Amendment amended Section 15.1 of the Original Agreement is hereby further amended to extend the Effectivity Deadline Date to April 8, 1994.

2. Amendment to Effectivity Provisions. Article 25 of the Original Agreement provides that it shall be a condition to the effectivity of the Original Agreement that each of the conditions stated in the Section 25.1 and Section 25.2 of the Original Agreement be satisfied or waived on or before the Effectivity Deadline Date. The First Amendment amended Article 25 to extend the Effectivity Deadline Date to March 10, 1994. Article 25 of the Original Agreement is hereby further amended to extend the Effectivity Deadline Date to April 8, 1994.

3. General Ratification. All the terms and provisions of the Original Agreement including, without limitation, the "Milestone Dates" set forth in Section 4.1 of the Original Agreement, as amended by the First Amendment and by this Second Amendment, are hereby ratified and confirmed and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second
Amendment to 231 MW Power Plant - Malitbog Agreement as of the date first above written.

PNOC-ENERGY DEVELOPMENT CORPORATION
a wholly owned subsidiary of the
Philippine National Oil Company


By:  /s/  Nazario C. Vasquez
     Name:  NAZARIO C. VASQUEZ
     Title: Executive Vice President


VISAYAS GEOTHERMAL POWER COMPANY,
A Philippines general partnership


By:  /s/  Ralph W. Boeker
     Name:  Ralph W. Boeker
     Title: Managing Director
            Haremhab Investments B.V.
            (Magma Netherlands B.V.), a Dutch
            corporation acting through its Philippines branch